Exhibit (a)(1)(E)

Confirmation E-mail or Letter to Employees who Elect to Participate in the Offer to Exchange
Certain Outstanding Options for New Options

Granite City Food & Brewery Ltd. has received your election form dated [                  , 2011], by which you elected to have some or all of your eligible options cancelled in exchange for new options, subject to the terms and conditions of the offer.  For this purpose, eligible options are options to purchase shares of common stock of Granite City with an exercise price in excess of $6.00 per share that remain outstanding and unexercised as of the expiration date of this offer, which is June 23, 2011, unless we extend the offer period.

If you change your mind, you may withdraw your election as to some or all of your eligible options by completing and signing the withdrawal form which was provided to you previously.  A properly completed and signed copy of the withdrawal form must be received via facsimile or e-mail (via PDF or similar imaged document file) before Midnight, Eastern Time, on June 23, 2011 (unless we extend the offer period), by:

Monica A. Underwood
Vice President of Finance

Granite City Food & Brewery Ltd.
Fax: (952) 215-0671
E-mail:  munderwood@gcfb.net

Only withdrawals that are complete, signed, and actually received by Monica Underwood at Granite City by facsimile or e-mail by the deadline will be accepted.  Withdrawals submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

You should direct questions about this offer and requests for additional copies of the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”) and the other offer documents to either James G. Gilbertson by phone at (952) 215-0676 or by e-mail at jgilbertson@gcfb.net or Monica A. Underwood by phone at (952) 215-0662 or by e-mail at munderwood@gcfb.net.

Please note that Granite City’s receipt of your election form is not by itself an acceptance of the options for exchange.  Once we have accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options.  We intend to cancel all exchanged options following the expiration of the offer, but on the same calendar day as the expiration date.  We refer to this date as the cancellation date.  We expect that the cancellation date will be June 23, 2011.

This notice does not constitute the Offer to Exchange.  The full terms of the offer are described in (1) the Offer to Exchange; (2) the cover letter from Robert J. Doran, our Chief Executive Officer, dated May 25, 2011; (3) the election form; and (4) the withdrawal form.  You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.

Confirmation E-mail or Letter to Employees who Withdraw

their Options from the Offer

Granite City has received your withdrawal form dated [                  , 2011], by which you rejected Granite City’s offer to exchange some or all of your outstanding eligible options for new options.

If you change your mind and decide that you would like to participate in this offer, you must submit a new, properly completed and signed copy of the election form, which must be received via facsimile or e-mail (via PDF or similar imaged document file) before Midnight, Eastern Time, on June 23, 2011 (unless we extend the offer period), by:

Monica A. Underwood
Vice President of Finance

Granite City Food & Brewery Ltd.
Fax: (952) 215-0671
E-mail:  munderwood@gcfb.net

Only election forms that are complete, signed and actually received by Monica Underwood at Granite City by facsimile or e-mail by the deadline will be accepted.  Election forms submitted by any other means, including hand-delivery, interoffice or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

You should direct questions about this offer and requests for additional copies of the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”) and the other offer documents to either James G. Gilbertson by phone at (952) 215-0676 or by e-mail at jgilbertson@gcfb.net or Monica A. Underwood by phone at (952) 215-0662 or by e-mail at munderwood@gcfb.net.

This notice does not constitute the Offer to Exchange .  The full terms of the offer are described in (1) the Offer to Exchange; (2) the cover letter from Robert J. Doran, our Chief Executive Officer, dated May 25, 2011; (3) the election form; and (4) the withdrawal form.  You also may access these documents through the U.S. Securities and Exchange Commission’s website at www.sec.gov.